EXHIBIT 10.10


                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of March 22, 2002 is by and between New Visual Corporation, a Utah corporation ("Employer"), and THOMAS J. COOPER ("Executive").

                                   WITNESSETH:
                                   -----------

         WHEREAS, Executive desires to enter into the employment of Employer, and Employer desires to employ Executive provided that, in so doing, it can protect its confidential information, business, accounts, patronage and goodwill.

         NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements contained herein, the parties hereto agree as follows:

         SECTION 1. POSITION; DUTIES. Executive will commence employment with Employer effective upon execution of this Agreement and will serve as an officer of Employer in the position of Chief Executive Officer commencing June 1, 2002 (the "Effective Date"). Executive will report to the Board of Directors of the Employer and its designees. Executive will perform the duties that the Board of Directors of the Employer may from time to time reasonably direct, and such duties as may be specified for his office in the Bylaws of the Employer. Executive will devote substantially all of his business time, ability and attention to the business of Employer during the Original Term and any Renewal Term of this Agreement.

         SECTION 2. TERM. The term of this Agreement shall commence on March 22, 2002 and will end three (3) years after the Effective Date of this Agreement (hereafter the "Original Term"), unless terminated earlier pursuant to Section 4 of this Agreement. After the Original Term, this Agreement shall be automatically renewed for successive terms of one (1) year each (each a "Renewal Term") unless terminated earlier pursuant to Section 4 of this Agreement or unless either party gives the other party sixty (60) days' written notice, prior to the expiration of the Original Term or any Renewal Term, as the case may be, of that party's intent to terminate this Agreement at the end of the Original Term or any Renewal Term.

         SECTION 3. COMPENSATION. Subject to Section 4, as compensation for Executive's services, and as compensation for Executive's covenants set forth in this Agreement, including without limitation Section 6, the Employer agrees as follows:

                  (a) BASE SALARY: During the Original Term and any Renewal Term, the Employer will pay Executive a base salary ("Base Salary") at the rate of $20,833.33 per month, prorated for any partial pay period. The Base Salary will be paid in accordance with the Employer's regular payroll practices and subject to increase by the Compensation Committee of the Board of Directors in its sole discretion. During the period between the execution of this Agreement and the Effective Date, the Executive shall receive compensation in the amount of 50% of Base Salary, or $10,416.66 per month.

                  (b) ANNUAL BONUS: Executive shall be entitled to receive an annual bonus based upon his performance as determined in the sole discretion of the Board of Directors of the Employer. At the Executive's option, the Annual Bonus shall be payable in cash or in an amount of shares of the Employer's common stock that equals the amount of the bonus based upon the market price of the Employer's common stock on the date that the bonus is paid.

                  (c) STOCK OPTIONS. Executive shall receive options to purchase 1,500,000 shares of common stock of Employer pursuant to the Stock Option Agreement attached as EXHIBIT A.

                  (d) MISCELLANEOUS: Executive shall be entitled to the following additional benefits:

                           (i) A car allowance not to exceed $500 per month;

                           (ii) Reimbursement for purchase of a laptop computer
                  and Executive's monthly cell phone charges;

                           (iii) Reimbursement of Executive's reasonable
                  relocation expenses for Executive's relocation from Cupertino, California to San Diego, California;

                           (iv) Reimbursement of all properly documented
                  business expenses, in accordance with the Employer's policy, as may be modified from time to time, for reimbursement of business expenses;

                           (v) An annual paid vacation of twenty (20) business
                  days in accordance with the Employer's vacation policy for Executives of the Employer generally; and

                           (vi) Such other benefits, including health benefits
                  and participation in Executive benefit plans, made available to Executives of the Employer generally and provided as soon as practical without violation of the Employer's policy terms.

         SECTION 4. TERMINATION; COMPENSATION UPON TERMINATION. Notwithstanding the provisions of Section 2 of this Agreement, this Agreement and Executive's employment shall be terminated upon:

                  (a) THE OCCURRENCE OF CAUSE. For purposes of this Agreement, Employer shall have "Cause" to terminate the Executive's employment hereunder only upon:

                           (i) The willful failure or neglect by the Executive
                  to substantially perform his assigned duties to the Employer or any subsidiary (other than any such refusal resulting from the Executive's disability or incapacity due to physical or mental illness);

                           (ii) The engaging by the Executive in criminal
                  conduct or conduct constituting moral turpitude;

                           (iii) The willful insubordination of the Executive;

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

                           (iv) The embezzlement, theft or misappropriation by
                  the Executive of any property of Employer or its affiliates;

                           (v) Fraud, acts of dishonesty or misrepresentation,
                  or other acts (including any breach of the Executive's covenants contained in this Agreement) that cause harm to Employer or substantial damage to its reputation or that of its subsidiaries (other than as a consequence of good faith decisions made by the Executive in the normal performance of the Executive's duties hereunder);

                           (vi) A conviction for or plea of nolo contendere to a
                  felony which carries a minimum prison sentence upon conviction of one (1) year or longer;

                           (vii) Executive commits a material breach of this
                  Agreement or any written policies of Employer;

                           (viii) breach of Executive's fiduciary obligations to
                  the Employer or any of its subsidiaries; and/or

                           (ix) any chemical dependence which materially affects
                  the performance of Executive's duties and responsibilities to the Employer or any of its subsidiaries;

         PROVIDED, that in the case of the misconduct set forth in clauses (i) and (ix) above, such misconduct shall continue for a period of thirty
         (30) days following written notice thereof by Employer to Employee.

         Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall be delivered to him a copy of a duly adopted resolution of the Employer's Board of Directors finding that the Employer has "Cause" to terminate Executive as contemplated in this
Section 4(a). If Employer terminates Executive's employment for Cause, Employer will pay Executive his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period.

                  (b) EXECUTIVE'S DEATH. If this agreement is terminated due to Executive's death, the Employer will pay Executive's estate his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period.

                  (c) EXECUTIVE'S DISABILITY. For purposes of this Agreement, "Disability" means a disability by reason of the occurrence of any injury or disease (including mental illness) or a physical or mental condition that, in the opinion of an appropriate physician, (i) results in Executive becoming unable adequately to perform his customary duties for the Employer, either with or without reasonable accommodation, (ii) has lasted for a consecutive period of at least ninety (90) days, and
         (iii) is expected to continue to last for more than an additional consecutive period of at least ninety (90) days. If Executive's employment is terminated due to disability, Employer will pay Executive his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period.

                  (d) TERMINATION BY EMPLOYER WITHOUT CAUSE. Employer may terminate this Agreement and Executive's employment without Cause at any time, with or without notice. If Employer terminates Executive's employment without Cause, Employer will pay Executive (i) his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period and (ii) a severance payment equal to twenty-four months of Executive's Base Salary in effect on the date of termination.

                  (e) VOLUNTARY TERMINATION BY EXECUTIVE. Executive may terminate this Agreement at any time upon delivering thirty (30) days' written notice to the Employer. If Executive voluntarily terminates this Agreement, other than for "Good Reason," as hereinafter defined, Employer will pay Executive his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period. On or after the date the Employer receives notice of Executive's resignation (other than resignation for "Good Reason," as defined below), the Employer may, at its option, pay Executive his Base Salary through the effective date of his resignation and terminate his employment immediately.

                  (f) TERMINATION BY EXECUTIVE FOR GOOD REASON. Executive may, within sixty (60) days after the occurrence of "Good Reason," as defined below, voluntarily terminate his employment upon thirty (30) days written notice thereof to Employer. If Executive voluntarily terminates this Agreement for "Good Reason," as defined below, Employer will pay Executive (i) his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period and (ii) a severance payment equal to twenty-four months of Executive's Base Salary in effect on the date of termination. On or after the date the Employer receives notice of Executive's resignation for "Good Reason," as defined below, the Employer may, at its option, pay the amounts set forth in this Section 4(f) and terminate his employment immediately. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following events: (i) a material reduction in Executive's authority or responsibility, but not including termination of Executive for "Cause;" (ii) reduction in the Base Salary payable to Executive; or (iii) Employer otherwise commits a material breach of this Agreement; provided that "Good Reason" shall not include the temporary appointment of another person to fulfill Executive's responsibilities during any period of disability of Executive.

                  (g) TERMINATION BY EXECUTIVE OR EMPLOYEE AFTER CHANGE OF CONTROL. Within nine months after the occurrence of a "Change of Control," as defined below, Employer may terminate Executive's employment and this Agreement without Cause and, upon thirty (30) days' written notice to Employer, Executive may terminate his employment and this Agreement for Good Reason (as defined in Section 4(f) above). If Executive's employment and this Agreement is terminated pursuant to this Section 4(g), Employer will pay Executive (i) his Base Salary in effect on the date of termination through the date of termination, prorated for any partial payroll period and (ii) a severance payment equal to Executive's Base Salary in effect on the date of termination and the amount Executive last received under Section 3(b) of this Agreement, each for a period of two (2) years. On or after the date the Employer receives notice of Executive's termination under this Section

         4(g), the Employer may, at its option, pay the amounts set forth in this Section 4(g) and terminate Executive's employment immediately. This Section 4(g) shall not apply if, after a Change of Control, the Employer has Cause (as defined in Section 4(a) above) to terminate Executive's employment or Executive does not have Good Reason (as defined in Section 4(f) above) to terminate his employment. For purposes of this Agreement, a "Change of Control" shall be deemed to exist upon the occurrence of any of the following: (i) the Employer is merged or consolidated or reorganized into or with another corporation, and as result of such merger, consolidation, or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of Voting Stock (as hereafter defined) of the Employer immediately prior to such transaction; (ii) the Employer sells or otherwise transfers all or substantially all of its assets to any other corporation or legal person, less than a majority of the combined voting power of the then-outstanding securities of such corporation or legal person immediately after such sale or transfer is held in the aggregate by the holders of the Voting Stock of the Employer immediately prior to such sale or transfer, (iii) if during any period of twenty-four (24) months following a merger, tender offer, consolidation, sale of assets, or contested election, at least a majority of the Board of Directors of the Employer shall cease to be "Continuing Directors." For purposes of this Section 4(g), "Continuing Directors" shall mean directors of the Employer prior to such transaction or who subsequently became directors and whose election or nomination for election by the stockholders of the Employer was approved by a vote of at least two-thirds (2/3) of the directors then still in office prior to such transaction. The term "Voting Stock" shall mean, for purposes of this Section 4(g), the then-outstanding securities entitled to vote generally in the election of directors of the Employer.

                  (h) OTHER POSITIONS WITH EMPLOYER OR SUBSIDIARIES. Upon the termination of Executive's employment with Employer, Executive will, upon request, resign from any position he then holds as an officer or director of Employer or any subsidiary of Employer. If Executive fails to do so within three days of such request, Executive agrees that the Board of Directors of the Employer or any such subsidiary, as applicable, shall have good cause to remove him from any and all such positions.

         SECTION 5. NON-SOLICITATION; NON-INTERFERENCE. Executive agrees, during the term hereof and for a period of one (1) year thereafter, not to solicit, influence or attempt to influence any employee of Employer to terminate his or her employment or other contractual relationship with Employer for any reason including, without limitation, working for a competitor. Additionally, Executive agrees that during the term hereof and for a period of one (1) year thereafter Executive will not directly or indirectly attempt to solicit or conduct business with any person or entity that is an active or current client, customer or active prospect of Employer at the time of Executive's termination if such business would be in competition with Employer's business. The terms "client," "customer" and "active prospect" include, but are not limited to, any person or entity solicited or contacted by Executive or Employer directly or indirectly during the term hereof. Executive acknowledges his duty, both by contract and common law, not to interfere with contractual relationships of Employer.

         The Executive understands that the covenants contained in this Section 5 are essential elements of the transaction contemplated by this Agreement and, but for the agreement of the Executive to Section 5, Employer would not have agreed to enter into such transaction. The Executive has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of Section 5 and its provisions with specific regard to the nature of the business conducted by Employer. Executive further agrees and acknowledges that this Agreement (1) is reasonable as to length of time, scope and geographic area for purposes of protecting the commercial advantages enjoyed by Employer, (2) will not interfere with Executive's ability to pursue a proper livelihood in the event of termination of this Agreement with Employer, (3) does not impose a greater restraint than is necessary to protect the goodwill or business interests of Employer and (4) is adequately paid for in the consideration derived by Executive under this Agreement. Employer and Executive also agree that the court (under Section 17(a)) or arbitrators (under
Section 17(b)) have jurisdiction to modify any provisions of this covenant in accordance with the court's or arbitrators' respective ruling as to reasonableness or scope of application and that, consistent with Section 12 of this Agreement, this Agreement shall remain enforceable as modified or amended in the jurisdiction where this Agreement is so modified or amended.

         SECTION 6. NONDISCLOSURE OF PROPRIETARY INFORMATION. Executive acknowledges that he has received or may receive information relating to Employer's and any of its affiliates' assets, operations, clients, and past, present, and future businesses, including without limitation developments, technical data, intellectual property, specifications, designs, ideas, product plans, research and development, personal information, financial information, customer lists, business methods and operations, strategic plans, marketing plans and pricing information, all of which are proprietary to Employer and involve trade secrets, know-how, techniques, and combinations of known information of a character regarded by Employer as confidential, as well as other information that Employer has indicated to be confidential or which, by the nature of the information or the circumstances of its disclosure, Executive ought reasonably to consider confidential (all of the foregoing, collectively, the "Proprietary Information"). The Proprietary Information does not include information which (i) at the time it is disclosed by the Executive was already in the public domain; (ii) is subsequently published or publicly disclosed by persons other than Executive through no fault of Executive; (iii) is subsequently acquired by Executive from a third party having no obligation of confidentiality toward Employer with respect to such information; or (iv) is known to Executive at the time of disclosure, provided that Executive shall have the burden of establishing such prior knowledge by competent written proof. If Executive is compelled by law to disclose Confidential Information, he shall use his best efforts to give Employer ten (10) days prior written notice of compelled disclosure and shall limit such disclosure to the extent legally possible.

         Executive agrees that Executive will not disclose, either during the term of this Agreement or at any time after termination of this Agreement, any Proprietary Information to any person or entity, except in the course of Executive's duties on behalf of Employer or with Employer's consent, and that, similarly, without Employer's consent, will not use such information for the benefit of any person or entity other than Employer at any time. Executive agrees that upon termination of this Agreement, Executive will deposit with or return to Employer all copies (in any media, including, without limitation, electronic storage media) of documents, records, notebooks or any other information or documentation of Employer's Proprietary Information, and all derivatives thereof, whether the Proprietary Information or documentation was developed or prepared by Executive or by others. Executive acknowledges that this covenant of nondisclosure is an integral term of this Agreement and is given in consideration of the engagement of Executive and the other consideration granted in this Agreement.

         SECTION 7. RIGHTS IN WORK PRODUCT.

                  (a) WORK PRODUCT. The work product of Executive's services, including all results and all ideas, developments, designs, inventions, derivative works and improvements that Executive makes, conceives or reduces to practice during the course of his performance under this Agreement, either solely or jointly with others and either on or off Employer's premises (collectively, the "Work Product") shall be the exclusive property of Employer. The Work Product shall be deemed Employer's proprietary information and shall not be disclosed to anyone outside of Employer, or used by Executive or others without the prior written consent of Employer. Any article, paper, treatise, computer program, or report prepared by Executive pursuant to this Agreement, or which discusses the services performed hereunder or the results thereof ("Written Data") and which qualifies as a "work-made-for-hire" under the copyright laws of the United States, shall be the exclusive property of Employer as a "work-made-for-hire." All right, title, and interest in and to any Written Data or other Work Product of Executive hereunder that does not qualify as a "work-made-for-hire" shall be deemed to have been automatically transferred to Employer from the date of inception thereof. Upon Employer's request, Executive shall execute any document and render such other assistance as reasonably necessary to perfect the full right, title, and interest worldwide in the Written Data, including formal conveyance of copyright. Written Data shall not be published or submitted for publication by Executive without the prior, written approval of Employer. Further, if any such article, paper, treatise, computer program, or report includes work previously copyrighted by Executive, Executive hereby grants Employer a nonexclusive, worldwide, irrevocable, paid-up license under such copyrights to reproduce, distribute, and use the works in any manner.

                  (b) APPLICATION OF CALIFORNIA LABOR CODE. This Agreement does not apply to an invention that qualifies fully under the provisions of the California Labor Code, Article 3.5, Section 2870 (a copy of such section is attached hereto as EXHIBIT B).

         SECTION 8. EXECUTIVE'S ACKNOWLEDGMENTS AND REPRESENTATIONS. Executive represents and warrants that he is free to enter into this Agreement and to perform each of the terms and covenants of it. Executive represents and warrants that he is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that his execution and performance of this Agreement is not a violation or breach of any other agreement between Executive and any other person or entity.

         SECTION 9. RESERVED.

         SECTION 10. WAIVER OF BREACH. The actual or apparent waiver by either party to this Agreement of a breach of any provision of this Agreement will not operate or be construed as an actual or constructive waiver of that breach or any subsequent breach by any party. Waivers are not effective unless in writing and signed by the party granting the waiver.

         SECTION 11. MULTIPLE COUNTERPARTS. This Agreement may be executed in counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement. In making proof of this Agreement, it will not be necessary to produce or account for more than one counterpart of this Agreement. Furthermore, a photocopy of any counterpart will be valid and have the same effect as an original.

         SECTION 12. SEVERABILITY AND SAVINGS CLAUSE. If any one or more of the provisions or subjects contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the validity and enforceability of any other provisions or subjects of this Agreement, and it is the intention of the parties that there shall be substituted for such invalid, illegal or unenforceable provision a provision as similar to such provision as may be possible and yet be valid, legal and enforceable. Further, should any provisions of this Agreement ever be reformed or rewritten by a judicial or arbitration body, those provisions as rewritten will be binding on Executive and the Employer as if contained in the original Agreement.

         SECTION 13. SUCCESSORS; SURVIVAL; AFFILIATES. This Agreement and the rights and obligations under this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective legal representatives, and will also bind and inure to the benefit of any successor of the Employer by merger or consolidation or any assignee of all or substantially all of the Employer's assets. Except to any such successor or assignee of the Employer, neither this Agreement nor any rights or benefits under this Agreement may be assigned by either party to this Agreement. Each covenant on the part of Executive contained in Section 5 shall be construed as an agreement independent of any other provision of this Agreement and shall survive the termination of this Agreement. The existence of any claim or cause of action of Executive against the Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any such covenant. The protective covenants in Sections 5, 6 and 7 shall also inure to the benefit of the Employer's affiliates (as hereinafter defined) and these covenants shall be enforceable against Executive by each of such affiliates as third party beneficiaries. An "affiliate" of the Employer is any person or entity that directly, or indirectly through one or many intermediaries, controls or is controlled by, or is under common control with, the Employer.

         SECTION 14. ENTIRE AGREEMENT. This Agreement supersedes that certain Consulting Agreement dated February 25, 2002, between Executive and Employer, and any and all other agreements, either oral or in writing, between the parties with respect to Executive's employment by the Employer (including any prior offer letter or employment agreement) and contains all of the covenants and agreements between the parties with respect to such employment. This Agreement can only be changed by the parties in writing, executed by the party against whom enforcement of any modifications may be sought. Notwithstanding the foregoing, the Stock Option Agreement entered into between Executive and Employer on February 25, 2002 shall remain in effect pursuant to its terms.

         SECTION 15. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the substantive laws of the State of California without regard to conflict of law provisions.

         SECTION 16. NOTICES. Any notice under this Agreement will be in writing and will be deemed to have been duly given when delivered personally or three
(3) days after such notice is deposited in the United States mail, registered, postage prepaid, and addressed, to the Employer, at its principal office, or to Executive at Executive's last permanent address as shown on the Employer's records.

         SECTION 17. REMEDIES.

                  (a) INJUNCTIVE RELIEF. Executive agrees that a breach or threatened breach, based on reasonable and good faith evidence of a breach on Executive's part, of any covenant contained in Sections 5, 6 or 7 will cause irreparable damage to the Employer. For that reason, Executive further agrees that the Employer is entitled as a matter of right to an injunction from any court of competent jurisdiction, restraining any further violation of any of such covenants by Executive, Executive's future employers, Executives, partners, agents or any person or entity related, directly or indirectly, to Executive. The right to an injunction is in addition to whatever other remedies the Employer may have, including specifically the recovery of damages. Venue for any action under this Section 17(a) shall be in the state or federal courts located in San Diego County, California.

                  (b) ARBITRATION. Except to the extent provided in Section 17(a) above, any controversy of any nature whatsoever, including but not limited to tort claims, statutory claims or contract disputes, between the parties to this Agreement (including their directors, officers, executives, agents, successors, assigns, heirs, executors and beneficiaries) relating to the formation, execution, interpretation, breach or enforcement of this Agreement, or relating to any other matter arising from Executive's employment with the Employer, shall be submitted to arbitration before the American Arbitration Association ("AAA"), in accordance with their rules then in effect and the substantive law of the State of California and the United States. The arbitration shall be held in San Diego County, California. Each of the parties to this Agreement shall appoint one person as an arbitrator to hear and determine such disputes, and if they should be unable to agree, then the two arbitrators shall choose a third arbitrator from a panel made up of experienced arbitrators selected pursuant to the procedures of the AAA and, once chosen, the third arbitrator's decision shall be final, binding and conclusive upon the parties to this Agreement. The arbitrators may not award punitive or exemplary damages for tort, contract or other common law claims, but will have the power to award such damages to the extent permitted by an applicable statute and to award prejudgment interest and attorneys' fees to the prevailing party. The award of the arbitration panel may be confirmed by any state or federal court of competent jurisdiction located in San Diego County,

         California, and may be challenged only upon the grounds provided in
         Section 10 of the Federal Arbitration Act, Title 9, United States Code. This agreement to arbitrate shall survive the execution of this Agreement. THE RIGHT TO ARBITRATE IS INTEGRAL TO AND NOT SEVERABLE FROM THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS ARBITRATION AGREEMENT AND KNOWINGLY CONSENT TO ITS CONSEQUENCES, INCLUDING THE WAIVER OF THE RIGHT TO LITIGATE CERTAIN DISPUTES. The expenses of such arbitration will be borne by the losing party or in such proportion as the arbitrators decide. A material or anticipatory breach of any section of this Agreement will not release either party from the obligations of this Section 17.

                           [SIGNATURE PAGE TO FOLLOW]

         The parties hereto have executed the Agreement as of the date first mentioned above.

                                                  NEW VISUAL CORPORATION


                                                  By:  /S/ RAY WILLENBERG, JR.
                                                       -----------------------
                                                       Name: Ray Willenberg, Jr.
                                                       Title: CEO




                                                  /S/ THOMAS J. COOPER
                                                  --------------------
                                                  Thomas J. Cooper

                                    EXHIBIT A
                                    ---------

                             STOCK OPTION AGREEMENT
                                 (SEE ATTACHED)

                                    EXHIBIT B
                                    ---------


                       CALIFORNIA LABOR CODE SECTION 2870
                       ----------------------------------

               INVENTIONS ON OWN TIME -- EXEMPTION FROM AGREEMENT
               --------------------------------------------------

         (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                  (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                  (2) Result from any work performed by the employee for the employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.